Exhibit 99.1

CONTACT:	Scott Cooper
(704) 455-3209
Janet Kirkley
(704) 532-3318
— For Immediate Release

Speedway Motorsports Announces Move of NASCAR Sprint Cup Race Date to Kentucky

CONCORD, N.C. (Aug. 10, 2010) – Speedway Motorsports, Inc. (NYSE:TRK) officials announced today that Kentucky Speedway will host a NASCAR Sprint Cup Series race on Saturday night, July 9, 2011. The new Kentucky Speedway race replaces the March race traditionally hosted by Atlanta Motor Speedway and will be accompanied by a NASCAR Nationwide Series race on Friday night, July 8, 2011.

This historic race weekend in the Bluegrass State will mark the first time NASCAR has entered a new market with the Sprint Cup Series since 2001.

“Our goal as a company since we purchased Kentucky Speedway was to bring a Sprint Cup Series race to the passionate NASCAR fans in Kentucky and throughout the Midwest region,” said Bruton Smith, chairman and chief executive officer of Speedway Motorsports, Inc. “This realignment will add an exciting Saturday night race to our portfolio during the prime summer travel season, while allowing Atlanta Motor Speedway to build its premiere Labor Day Weekend race into one of the biggest spectacles on the circuit.”

Atlanta Motor Speedway will host one Sprint Cup Series race, Sept. 4, on the 2011 NASCAR Sprint Cup Series schedule.

Next year Speedway Motorsports will host six of its 12 NASCAR Sprint Cup Series races during the summer tourism season. The 2011 schedule will include events on the traditional travel holiday weekends surrounding Memorial Day (Charlotte Motor Speedway) and Labor Day (Atlanta Motor Speedway), plus summertime stops at New Hampshire Motor Speedway, Infineon Raceway, Kentucky Speedway and Bristol Motor Speedway.

Located on 820 acres in Sparta, Ky., just south of Cincinnati, Ohio, Kentucky Speedway features a 1.5-mile tri-oval speedway, with chair-back grandstand seating for 69,000 spectators, 53 luxury suites and expanded parking and camping areas.

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Speedway Motorsports intends to make significant improvements to Kentucky Speedway to prepare for the July 9, 2011 race. As previously disclosed, the company has begun reconfiguring and expanding onsite roads, available parking, traffic patterns and entrances, and modernizing and expanding concessions, camping, restrooms and other Kentucky Speedway facilities. Furthermore, as a result of this realignment and taking into account the tax incentives provided by Kentucky state legislation, the company is developing plans for additional permanent grandstand seating at Kentucky Speedway. The contemplated expansion and improvements are expected to involve material capital expenditures in 2010 and 2011 as part of the company’s overall capital expenditure strategy in amounts that have not yet been determined. The realignment of the race from the Atlanta Motor Speedway is not expected to result in an impairment charge.

About Speedway Motorsports, Inc.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Infineon Raceway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, geopolitical conditions, weather, the success of NASCAR and others as sanctioning bodies, the success of our Motorsports Authentics merchandising joint venture, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.